EXHIBIT 23(h)(4)

                                    AGREEMENT
                      TO WAIVE FEES AND REIMBURSE EXPENSES
                            DAVIS INTERNATIONAL FUND
                              CLASS A, B, C SHARES

THIS AGREEMENT is made this 19th day of September, 2006, between Davis New York
Venture Fund, Inc, a Maryland corporation ("DNYVF") and Davis Selected Advisers,
L.P., a limited partnership organized under the laws of Colorado ("DSA").

                                    RECITALS:

WHEREAS, DNYVF is a registered open-end management investment company with four authorized series (Davis New York Venture Fund, Davis Research Fund, Davis
Global Fund, and Davis International Fund); and

WHEREAS, Davis International Fund offers three Classes of shares (A, B, and C,);
and

WHEREAS, DSA serves as the investment adviser for DNYVF; and

WHEREAS, both DNYVF and DSA agree it is important that the actual expenses of
Davis Global Fund not exceed a specified percentage (Class A shares: 1.30%,
Class B shares: 2.30%, and Class C shares: 2.30% of net assets on an annual basis;.

NOW, THEREFORE, the parties hereby agree as follows:

1.   Expense Caps. DSA agrees to waive fees and reimburse the expenses of each authorized Class of shares of Davis Global Fund to the extent it is necessary to ensure that the actual expense incurred by any authorized
     Class of shares, after recognizing the benefits of custody or other credits. fee waivers and expense reimbursements, not exceed (Class A shares: 1.30%, Class B shares: 2.30%, and Class C shares: 2.30%) of net assets.

2.   Duration of Agreement This Agreement shall be effective for an initial period beginning on the date above stated and ending on March 1, 2006. This
     Agreement shall automatically renew for additional one year periods if not terminated, in writing, by either party before March 1st of each year.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.

Davis New York Venture Fund, Inc.

By:
    ----------------------------------
    Doug Haines
    Vice President

Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)

By:
    ----------------------------------
    Thomas Tays
    Vice President

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